Exhibit 10.1

AMENDMENT AND SUPPLEMENT NO. 6 TO
SENIOR SECURED CREDIT AGREEMENT

THIS AMENDMENT AND SUPPLEMENT NO. 6 TO SENIOR SECURED CREDIT AGREEMENT (this “Amendment”) is made as of July 31, 2012, by and among (1) GENCO SHIPPING & TRADING LIMITED, a corporation organized and existing under the laws of the Republic of Marshall Islands (the “Borrower”), (2) the banks and financial institutions as are signatories hereto, as lenders (the “Lenders”), (3) DNB BANK ASA (f/k/a DnB NOR Bank ASA) (“DNB”) as Administrative Agent (in such capacity, the “Administrative Agent”), mandated lead arranger, bookrunner (in such capacity, the “Bookrunner”), security trustee and collateral agent under the Security Documents (in such capacity, the “Collateral Agent”), and (4) BANK OF SCOTLAND PLC, as mandated lead arranger (together with DnB, in such capacity, the “Mandated Lead Arrangers”) and amends and is supplemental to the Senior Secured Credit Agreement dated as of July 20, 2007, as amended by Amendment and Supplement No. 1 to the Senior Secured Credit Agreement dated as of September 21, 2007, Amendment and Supplement No. 2 to the Senior Secured Credit Agreement dated as of February 13, 2008, Amendment and Supplement No. 3 to the Senior Secured Credit Agreement dated as of June 18, 2008, Amendment and Supplement No. 4 to the Senior Secured Credit Agreement dated as of January 26, 2009, and Amendment and Supplement No. 5 to the Senior Secured Credit Agreement dated as of December 21, 2011 (the “Credit Agreement”), made by and among the parties.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders made available to the Borrower a senior secured credit facility in the amount of US$1,377,000,000 (the “Facility”);

WHEREAS, the Borrower has requested, and the Lenders signatory hereto have agreed, subject to the terms and conditions of this Amendment, that the application of the covenants contained in Sections 11.07 and 11.08 of the Credit Agreement be suspended during the Waiver Period (as defined below);

 WHEREAS, the Borrower has requested, and the Lenders signatory hereto have agreed, subject to the terms and conditions of this Amendment, that the principal amount of the scheduled and mandatory repayments required under Sections 3.04 and 4.03 of the Credit Agreement be deferred during the Deferral Period (as defined below); and

WHEREAS, the Borrower and the Lenders signatory hereto have agreed to certain other amendments to the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, it is hereby agreed as follows:

1.   Definitions.  Unless otherwise defined herein, words and expressions defined in the Credit Agreement have the same meanings when used herein, including in the recitals hereto.

2.   Representations and Warranties.  The Borrower hereby reaffirms, as of the date hereof, each and every representation and warranty made thereby in the Credit Agreement, the Note and the Security Documents (updated mutatis mutandis). The Borrower hereby represents and warrants that there have been no changes to the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of any Credit Party from the most recent copies of such documents delivered to the Administrative Agent.

3.   No Defaults.  The Borrower hereby represents and warrants that as of the date hereof no Event of Default or event which, with the passage of time, giving of notice or both would become an Event of Default, has occurred and is continuing.

4.   Performance of Covenants.  Each Credit Party hereby reaffirms that it has, as of the date hereof, duly performed and observed the covenants and undertakings set forth in the Credit Agreement, the Note and the Security Documents, on its part to be performed, and each Credit Party covenants and undertakes to continue duly to perform and observe such covenants and undertakings so long as the Credit Agreement, as the same is amended and supplemented hereby, and may hereafter be amended or supplemented, shall remain in effect.

5.   Amendments to the Credit Agreement.  Subject to the terms and conditions of this Amendment, the Credit Agreement is hereby amended and supplemented as follows:

(a)	All references to “this Agreement” shall be deemed to refer to the Credit Agreement, as further amended and supplemented hereby.

(b)	Section 1.01 is amended as follows:

               (i) by deleting the phrase “the Maturity Date” and inserting in lieu thereof “July 31, 2012”; and

               (ii) amending and restating clause (iii) thereof as follows:

“may be repaid in accordance with the provisions hereof but not reborrowed,”

(c)	Section 3.04 is amended and restated as follows:

“The Total Facility Amount will be subject to reductions as follows: (i) on July 31, 2012 by an amount equal to $57,893,475, (ii) by the amount of any prepayment or repayment of the Loans made by the Borrower from time to time in accordance with the provisions hereof on the date of such prepayment or repayment, without duplication of any payments made as a result of reductions to the Total

Facility Amount pursuant to the following clause (iii),  and (iii) beginning with the fiscal quarter ending March 31, 2014, quarterly reductions of 3.5% of the Total Facility Amount  until the Maturity Date, at which time the Total Commitments hereunder shall reduce to zero and the Final Payment will be due by the Borrower.”

(d)	Section 4 is amended to add the following new Section 4.06:

“4.06   Prepayments During Additional Covenant Period.  (a)  Notwithstanding anything to the contrary in Section 4 of this Agreement, during the Additional Covenant Period, all prepayments or repayments of any Loan under Section 4.01 or 4.02 shall be applied as follows: (i) 25% of such prepayment or repayment to the Final Payment and (ii) 75% of such prepayment or repayment to the scheduled mandatory repayments of the principal amount of the Loans due and payable on or before the last day of the next fiscal quarter (it being understood that the next such repayment date after July 31, 2012 is March 31, 2014), provided, that to the extent the amount of such prepayment or repayment to be applied to the Loans under clause (ii) exceeds the amount of the applicable scheduled mandatory repayment, such excess amount shall be applied in full to the mandatory repayments to be made on or before the last day of the following fiscal quarter (and immediately successive fiscal quarters in the event of additional excess amounts).

(b) Notwithstanding anything to the contrary in Section 4 of this Agreement, commencing September 30, 2012, within five (5) Business Days after the last day of each fiscal quarter during the Additional Covenant Period, the Borrower shall repay the Loans in an amount equal to the aggregate amount of the funds on deposit in the Operating Accounts and any other deposit account held in the name of the Borrower or any Subsidiary Guarantor (in each case, (i) after taking into account usual and customary reconciling items such as bank fees and charges, outstanding checks, bank errors and deposits in transit, and (ii) exclusive of the amount of funds held for the account of Baltic Trading Limited) in excess of $100,000,000 as of the last day of such fiscal quarter (all such amounts in excess of $100,000,000, “Excess Cash”).  All Excess Cash shall be applied as follows: (x) 25% of such Excess Cash to the Final Payment and (y) 75% of such Excess Cash to the scheduled mandatory repayments of the principal amount of the Loans due and payable on or before the last day of the next fiscal quarter (it being understood that the next such repayment date after July 31, 2012 is March 31, 2014), provided, that to the extent the amount of such Excess Cash to be applied to the Loans under clause (y) exceeds the amount of the applicable scheduled mandatory repayment, such excess amount shall be applied in full to the mandatory repayments to be made on or before the last day of the following fiscal quarter (and immediately successive fiscal quarters in the event of additional excess amounts).  The Borrower shall not withdraw or transfer any funds from the Operating Accounts or any other deposit accounts held in its name except in a manner consistent with prior practices.”

(e)	Section 10.01(d) is amended by inserting the following at the end thereof:

“Without limitation of the foregoing, on or before the last day of each calendar quarter, a budget of the Borrower and its Subsidiaries in reasonable detail for each of the next four succeeding calendar quarters.”

(f)	Section 10 is amended to add the following new Section 10.19:

“Pledge of Vessels.  On the date of any such acquisition, the Borrower will, and cause each of its Subsidiaries (except for Baltic Trading Limited and its Subsidiaries) to, grant to the Collateral Agent a first priority security interest, free and clear of any other Lien (except for Permitted Liens) in each Vessel acquired by the Borrower or such Subsidiary on or after July 31, 2012, the entire purchase price of which was funded solely with the Borrower’s or such Subsidiary’s own funds or the proceeds of an equity offering or an Investment or other capital contribution from any Person, to secure the Obligations pursuant to documentation reasonably satisfactory to the Administrative Agent and all actions necessary or advisable in the reasonable opinion of the Administrative Agent to perfect such security interest shall have been taken.”

(g)
Section 11.01 is amended by deleting the word “and” at the end of clause (vii) therein, deleting the period at the end of clause (viii) therein and substituting “; and” in lieu thereof, and inserting a new clause (ix)  therein to read as follows:

“(ix) first priority Liens on Vessels (but, in no event, on Mortgaged Vessels) owned by any Subsidiary of the Borrower, other than, in the case of subclause (1) below, a Subsidiary Guarantor, that have been granted by such Subsidiary (1) to the Other Lenders specified in clauses (i) and (ii) under the definition of “Other Credit Agreements” (or the collateral or administrative agents for such lenders) before July 31, 2012 or (2) pursuant to, and in accordance with, Section 11.18 of this Agreement.

(h)	Section 11.02 is amended by:

                  (i)   inserting in Section 11.02(i) “, in each case, with respect to any Mortgaged Vessel in which the Collateral Agent has a first priority lien, without giving effect to any waivers thereof granted by the Lenders or the Administrative Agent” immediately after “Sections 11.07 through 11.11, inclusive”.

                  (ii)   inserting at the end thereof the following:

   “Notwithstanding anything to the contrary in this Section 11.02 or otherwise in this Agreement, on and after the effective date of Amendment and Supplement No. 6 to this Agreement, the Borrower will not, and will not permit any Subsidiary Guarantor to, to consummate a Vessel Exchange.”

(i)	Section 11.03(ii) is amended by inserting at the end thereof before the semicolon the following:

“provided, further, that, notwithstanding the foregoing, the Borrower may not make, pay or declare any cash Dividends otherwise permitted under this Section 11.03(ii) until the later of (x) December 31, 2013 and (y) the date on which the Borrower is in compliance with Sections 11.07, 11.08, 11.09, 11.10 and 11.11 of the Credit Agreement, in each case, without giving effect to any waivers thereof granted by the Lenders or the Administrative Agent”

(j)	Section 11.04 is amended as follows:

                  (i) by adding the phrase “(other than Baltic Trading Limited and its Subsidiaries)” after the phrase “and will not permit its Subsidiaries” in Section 11.04(a);

                  (ii) by deleting the word “and” at the end of clause (ii) in Section 11.04(a), deleting the period at the end of clause (iii) therein and substituting “; and” in lieu thereof, and inserting a new clause (iv)  therein to read as follows: “(iv) the Borrower and its Subsidiaries  may incur Indebtedness permitted  pursuant to Section 11.05(iii) or Section 11.05(v).”

                  (iii) by inserting the following at the end of Section 11.04(a):

     “Notwithstanding anything to the contrary herein, neither the Borrower nor any of its Subsidiaries (other than Baltic Trading Limited and its Subsidiaries) may incur any Indebtedness in connection with the acquisition of a Vessel unless (1) clauses (x),

 (y) and (z) of Section 11.04(a)(i) have been satisfied (provided that clause (y) need not be satisfied during the Additional Covenant Period), (2) the amount of such Indebtedness does not exceed 60% of the lesser of (1) the acquisition cost of such Vessel and (2) the fair market value of such Vessel on the date of acquisition, and (3) the Collateral Agent has been granted a security interest in such Vessel (other than a Vessel owned by Baltic Trading Limited or its Subsidiaries), subject only to any first priority security interest of the holder of such Indebtedness (which security interest in favor of the Collateral Agent shall be subject to documentation in form and substance acceptable to the holder of any such first priority security interest and the Collateral Agent).”

(iv)  by amending and restating subclause (b)(y) to read as follows:

“(y) intercompany Indebtedness permitted pursuant to Section 11.05(iii) or Section 11.05(v)”

              (v) by adding the following new Section 11.04(c):

“Notwithstanding anything to the contrary set forth in this Section 11.04, the Borrower will not, and will not permit any of its Subsidiaries to, permit the principal amount of the Indebtedness under any Other Credit Agreement to exceed at any time (i) in the case of the Other Credit Agreements described in clauses (i) and (ii) of the definition of “Other Credit Agreements”, the outstanding principal amount of Indebtedness under such Other Credit Agreement as of July 31, 2012, as such amount may be increased pursuant to Clause 10.1.1 of each Deed of Coordination, or (ii) in the case of all Other Credit Agreements described in clause (iii) of the definition of “Other Credit Agreements”, the maximum principal amount of the loans permitted to be outstanding from time to time pursuant to the terms of such Other Credit Agreement in effect on the date of such agreement, without giving effect to any waivers or amendments thereto.  The Borrower may replace, or refinance the outstanding Indebtedness under, any “Other Credit Agreement” provided that such replacement financing or refinancing will not result, at any time while the Obligations are outstanding, in an increase of the principal amount of Indebtedness outstanding on the effective date of such replacement financing or refinancing.  For purposes of this Section 11.04(c), “Deed of Coordination” shall mean each of (i) the Deed of Coordination, dated as of July 31, 2012, among the Borrower, the “Collateral Owners” party thereto, Deutsche Bank AG Filiale Deutschlandgeschäft, in its capacity as the “First Mortgagee”, and the Administrative Agent, and (ii) the Deed of Coordination, dated as of July 31, 2012, among the Borrower, the “Guarantors” party thereto, Crédit Agricole Corporate and Investment Bank, as Security Trustee, and the Administrative Agent, in each case, as amended, amended and restated, supplemented or otherwise modified.

                (vi) by adding the following new Section 11.04(d):

“(d)  For the avoidance of doubt, nothing in this Section 11.04 shall be deemed to restrict any Indebtedness resulting solely from the accounting treatment of the Borrower’s outstanding 5.00% Convertible Senior Notes Due August 15, 2015.”

(k)	Section 11.05 is amended by

(i) adding the phrase “(other than Baltic Trading Limited and its Subsidiaries)” after the phrase “and will not permit any of its Subsidiaries” therein,

(ii) deleting the word “and” at the end of subclause (vi), deleting the period at the end of subclause (vii) and substituting “; and” in lieu thereof, and adding a new subclause (viii) to read as follows:

“(viii) Genco Investments, LLC  (or any Affiliate assignee of its anti-dilution rights)  may acquire additional stock of Baltic Trading Limited pursuant to its anti-dilution rights in respect of such stock.”

(iii) inserting the following at the end thereof:

“Notwithstanding anything to the contrary in this Section 11.05, during the Deferral Period (as defined in Amendment No. 6 to the Credit Agreement), the Borrower will not, and will not permit any of its Subsidiaries (other than Baltic Trading Limited and its Subsidiaries) to, make any Investments of the type otherwise permitted under Sections 11.05(vi) and (vii).”

(l)	Section 11.10 is amended by:

(i) deleting “$500,000” and inserting in lieu thereof “$750,000”;

(ii) inserting the following at the end thereof:

“Solely for purposes of this Section 11.10, the definition of “Mortgaged Vessels” shall not include any Vessel that is not subject to a first priority security interest granted in favor of the Collateral Agent.”

(m)	Section 11.16 is amended by deleting the phrase “except that the Borrower” and inserting in lieu thereof “except that each of the Borrower and Genco Investments, LLC”.

(n)	Section 11.17 is amended by deleting “March 31, 2013” and inserting in lieu thereof “December 31, 2013”.

(o)	Section 11 is amended to add the following new Section 11.18:

“Without limitation of Section 11.01, the Borrower will not, and will not permit any of its Subsidiaries (other than Baltic Trading Limited or its Subsidiaries) to, create or permit to arise any Lien over, with respect to the Borrower and the Subsidiary Guarantors, any Vessel or any other asset of the Borrower or any such Subsidiary Guarantor, and with respect to any other Subsidiary of the Borrower (other than Baltic Trading Limited or its Subsidiaries), any Vessel, that is, in each case, acquired on or after July 31, 2012, except for (i) Permitted Liens, (ii) subject to Section 11.01, Liens required under the Other Credit Agreements, and (iii) Liens securing Indebtedness incurred on or after July 31, 2012 (and all permitted refinancings and replacements thereof), including, without limitation, purchase money Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of property used in the business of the Borrower or its Subsidiaries, provided that (x) such Indebtedness is permitted under Section 11.04 of the Credit Agreement and (y) if any such Lien will attach to a Vessel (other than a Vessel owned by Baltic Trading Limited or its Subsidiaries) that is not subject to a Vessel Mortgage, the Borrower or the applicable Subsidiary shall have also granted a second priority security interest in such Vessel and the proceeds thereof to the Collateral Agent, for the benefit of the Lenders, and the Collateral Agent shall have entered into an intercreditor agreement with the holder of the first priority security interest in such Vessel in form and substance acceptable to the Collateral Agent, which intercreditor agreement shall be substantially similar in all material respects to the intercreditor agreements entered into by the Collateral Agent with the Other Lenders specified in clauses (i) and (ii) under the definition of “Other Credit Agreements” (or the collateral or administrative agents for such lenders) in connection with the grant of the second priority security interests to the Collateral Agent on Vessels pledged to secure the Indebtedness under such Other Credit Agreements.”

(p)	The definition of “Additional Covenant Period” set forth in Section 13.01 is amended by deleting “March 31, 2013” and inserting in lieu thereof “December 31, 2013”.

(q)	The definition of “Applicable Margin” set forth in Section 13.01 is amended and restated as follows:

“Applicable Margin” shall mean (i) 2.0% per annum until July 31, 2012, and (ii) at all times after July 31, 2012, 3.0% per annum.

(r)	The definition of “Mortgaged Vessel” set forth in Section 13.01 is amended to add the following at the end thereof:

“For the avoidance of doubt, in no event shall ‘Mortgaged Vessels’ include any Vessels owned by Baltic Trading Limited or any of its Subsidiaries.”

(s)	The definition of “Net Worth” set forth in Section 13.01 is amended to add the following at the end thereof:

“Solely for purposes of Sections 11.11 and 11.17, ‘Net Worth’ shall be calculated during the Additional Covenant Period without deductions for losses up to an aggregate amount of $200,000,000 during such period that are attributable to the sale or other disposition of Collateral or any Vessel impairment or other asset write-downs that, in each case, is recognized under GAAP as a reduction of shareholders’ equity.”

(t)	The definition of “Security Documents” set forth in Section 13.01 is amended to add the following at the end thereof:

“and each mortgage, security agreement and pledge agreement delivered to the Administrative Agent pursuant to Amendment No. 6 to the Credit Agreement dated as of July 31, 2012”

(u)	The definition of “Subsidiary” set forth in Section 13.01 is amended:

                (i) by restating clause (i) therein to read as follows:

    “(i) any corporation of which such Person and/or one or more Subsidiaries of such Person owns stock of any class or classes having in the aggregate more than 50% of the ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency)”

               (ii) to add the following at the end thereof:

“Baltic Trading Limited shall be deemed to be a Subsidiary of the Borrower to the extent that the Borrower maintains the ownership and voting thresholds set forth in the foregoing sentence with respect to Baltic Trading Limited; provided, however, that, notwithstanding anything to the contrary in this Agreement, neither Baltic Trading Limited nor any of its Subsidiaries shall be deemed to be a Subsidiary Guarantor and the operations and activities of Baltic Trading Limited and its Subsidiaries shall not be subject to any restrictions or limitations that were not applicable to Baltic Trading Limited and its Subsidiaries prior to the effective date of Amendment No. 6 to the Credit Agreement dated as of July 31, 2012.”

(v)	Section 13.01 shall be amended to add the following definitions in alphabetical order:

               (i) “Excess Cash” has the meaning provided in Section 4.06(b).

               (ii) “Other Credit Agreements” means, collectively, (i) the Loan Agreement dated August 12, 2010 among the Borrower, the Lenders party thereto, the Guarantors party thereto, and Credit Agricole Corporate and Investment Bank, as Agent and Security Trustee, (ii) the Secured Loan Agreement dated August 20, 2010 among the Borrower, Deutsch Bank Luxembourg S.A., as Agent, Deutsche Bank AG Filiale Deutschlandgeschaft, as Security Agent, and BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG Filiale Deutschlandgeschaft and Skandinaviska Enskilda Banken AB, as Lenders, Mandated Lead Arrangers and Swap Providers, and (iii) each other loan or credit agreement, reimbursement agreement, promissory note or other instrument or agreement entered into by the Borrower or any of its Subsidiaries (other than Baltic Trading Limited and its Subsidiaries) evidencing indebtedness of the Borrower or such Subsidiary in an amount equal to or greater than $10,000,000.  For avoidance of doubt, the Amended and Restated Credit Agreement dated as of November 30, 2010 (as the same may be amended, restated, supplemented, refinanced or otherwise modified from time to time) among Baltic Trading Limited, the various lenders party thereto and Nordea Bank Finland PLC, acting through its New York branch, as Administrative Agent and Security Trustee, shall not be deemed an Other Credit Agreement and the lenders thereunder shall not be deemed to be Other Lenders.

                   (iii) “Other Lenders” means the lenders under each of the Other Credit Agreements.

(w) Section 15.04(b) is amended as follows:

                   (i) Subclause (iv) of the proviso in the first sentence of Section 15.04(b) is amended by deleting “$3,000” and inserting in lieu thereof “$7,500”.

                   (ii) by inserting at the end thereof the following:

“In connection with any assignment under clause (y) of Section 15.04(b) of a Lender’s Commitment to a fund that invests in bank loans or any other non-commercial bank, such fund or non-commercial bank assignee shall be required, promptly upon the request of the Administrative Agent in its sole and absolute discretion, to deliver to the Administrative Agent, for the benefit of the Issuing Lenders, the amount of such assignee’s pro rata participation in all issued and outstanding Letters of Credit.  Such amounts will be held by the Administrative Agent and applied to any amounts that may become due and payable by such assignee under Section 2.03(c) of the Credit Agreement.”

6.   Waivers and Payment Deferral.  (a)  By their execution hereof, the Required Lenders hereby waive Sections 11.07 and 11.08 of the Credit Agreement for the period commencing October 1, 2011 and ending on (and including) December 31, 2013 (the “Waiver Period”).  For the avoidance of doubt, the Borrower shall be obligated to provide the financial statements, Appraisals, projections, certificates, notices and all other reports and filings required pursuant to Section 10.01 of the Credit Agreement notwithstanding the waiver of Sections 11.07 and 11.08 of the Credit Agreement.

(b)   Subject to the occurrence of the Amendment Effective Date, the payment of the principal amount of the scheduled and mandatory repayments required under Sections 3.04 and 4.03 of the Credit Agreement during the period beginning on the Amendment Effective Date and ending on (and including) December 31, 2013 (the “Deferral Period”) shall be deferred until and, subject to Section 12 of the Credit Agreement, be due and payable on the Maturity Date (all such deferred payments, the “Deferred Payments”).  Notwithstanding anything to the contrary herein or in the Credit Agreement, interest will continue to accrue on the unpaid principal amount of the Loans (after application of the Prepayment (as defined below)) in accordance with the terms and conditions of the Credit Agreement, including, without limitation, Section 1.07 of the Credit Agreement.

7.   Fees and Expenses.

(a)           The Borrower agrees to pay the Administrative Agent for distribution to each Lender evidencing its agreement herewith by delivering an executed counterpart of this Amendment on or prior to the date hereof an amendment fee equal to 0.25% of the outstanding principal amount of the Loans as of the date of this Amendment (after giving effect to the Prepayment (as defined below)), payable to each such Lender based on their pro rata share of the outstanding principal amount of the Loans payable to such consenting Lenders. The Borrower shall, subject to Section 15.01 of the Credit Agreement, pay promptly to the each of the Agents all reasonable legal fees of the Agents in connection with the preparation and execution of this Amendment.

(b)   The Borrower agrees to pay the Administrative Agent for distribution to each Lender, based on such Lender’s pro rata share of the outstanding principal amount of the Loans on the payment dates set forth below, a facility fee (the “Facility Fee”) equal to 1.25% of the outstanding principal amount of the Loans as of the date of this Amendment (after giving effect to the Prepayment (as defined below)) payable on the earlier of (i) the Maturity Date and (ii) the date on which all of the outstanding Obligations have been paid in full and the Lenders’ Commitments have terminated.

8.   No Other Amendment.  All other terms and conditions of the Credit Agreement shall remain in full force and effect and the Credit Agreement shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

9.   Other Documents.  By the execution and delivery of this Amendment, each of the parties hereto consents and agrees that all references in the Note and the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended and supplemented by this Amendment. By the execution and delivery of this Amendment, the Borrower hereby consents and agrees that the Security Documents and any other documents that have been or may be executed as security for the Facility and any of its obligations under the Credit Agreement, the Note or any Security Document shall remain in full force and effect notwithstanding the amendments contemplated hereby.

10.   Compliance.  Each Security Party shall, as of the date of effectiveness of this Amendment, have complied with and shall then be in compliance with all the terms, covenants and conditions of the Credit Documents and this Amendment, which are binding upon it.

11.   No Material Adverse Effect.  By its execution hereof, the Borrower agrees that as of the date hereof, nothing shall have occurred which would constitute a Material Adverse Effect, nor anything that could reasonably be expected to have a Material Adverse Effect.

12.   Financial Information. The Administrative Agent shall have received such financial and other information concerning the Borrower as it may reasonably request.

13.   Conditions Precedent.  The effectiveness of this Amendment shall be expressly subject to the following conditions precedent:

(a)   Prepayment of Loans and Reduction of Total Commitment.

(i) The Borrower shall have paid to the Administrative Agent $57,893,475 (the “Prepayment”) which shall be applied to the amount of the Final Payment;

(ii) The Borrower shall have paid to the Administrative Agent all accrued and unpaid interest on the amount of the Prepayment; and

(iii) The Borrower shall have paid to the Other Lenders (as defined in Section 5(v)(iii) hereof) an aggregate amount of $41,988,450 (the “Other Credit Agreements Prepayment”) which shall be applied to the outstanding principal amount of the Indebtedness under the Other Credit Agreements (as defined in Section 5(v)(ii) hereof);

             (b)   Pledge of Collateral and Intercreditor Agreements.

(i) Genco Investments LLC shall have executed and delivered to the Administrative Agent the pledge agreement attached as Exhibit A hereto with respect to 100% of its equity interests in Baltic Trading Limited;

(ii) The applicable Other Lenders (or the agents for such Other Lenders) shall have executed and delivered their counterparts to the Deeds of Co-Coordination attached as Exhibits C and D.

             (c)   Corporate Documents; Proceedings; etc.

(i) The Administrative Agent shall have received a certificate, dated the date hereof, signed by an Authorized Officer, member or general partner of each Credit Party, and attested to by the secretary or any assistant secretary (or, to the extent such Credit Party does not have a secretary or assistant secretary, the analogous Person within such Credit Party) of such Credit Party, as the case may be, certifying copies of resolutions of such Credit Party approving and authorizing such Credit Party to execute this Amendment, or in the case of the Subsidiary Guarantors, the Consent, Agreement and Reaffirmation attached hereto, and each additional Credit Document to which it is a party, and each of the foregoing shall be reasonably acceptable to the Administrative Agent.

(ii) The Administrative Agent shall have received a certificate, dated the Amendment Effective Date, signed by the treasurer or Chief Financial Officer in the form of Exhibit E hereto, stating that, after giving effect to the amendments to the Credit Agreement set forth herein, the Borrower is in compliance with the requirements of Section 11.10 of the Credit Agreement.

                   (iii) A certificate of the jurisdiction of incorporation or formation, as the case may be, of each Credit Party as to the good standing thereof.

             (d)   Amendment and Credit Documents.

                   (i) The Borrower shall have executed and delivered to the Administrative Agent this Amendment and shall ensure that each of the Subsidiary Guarantors shall have executed and delivered to the Administrative Agent the Consent, Agreement and Reaffirmation attached hereto.

                   (ii) The Lenders shall have executed and delivered to the Administrative Agent this Amendment.

                   (iii) Each Credit Party shall have executed each additional Credit Document as may be reasonably required by the Lenders in connection with this Amendment.

(iv) The Administrative Agent shall have received definitive legal documentation satisfactory to the Administrative Agent, in its sole and absolute discretion, reflecting either (i) the agreement of the Other Lenders to defer all principal payments due and payable under the Other Credit Agreements (as defined below) during the Deferral Period or (ii) the agreement by the Other Lenders that such Other Lenders’ pro rata portion of the Other Credit Agreements Prepayment has or will be applied in full satisfaction of all principal payments due and payable under the applicable Other Credit Agreements during the Deferral Period.

(v) The Borrower shall have executed and delivered to the Administrative Agent the fee letter dated the date hereof between the Borrower and the Administrative Agent in respect of the amendment processing fee and the Administrative Agent shall have received from the Borrower payment of the fee set forth therein.

             (e)   Payment of Fees.  The Agents and the Lenders shall have received from the Borrower payment of (i) all of the Agents’ reasonable legal fees and expenses incurred in connection with the negotiation and documentation of this Amendment (without duplication of any fees, costs and expenses  of any of the Agents or Lenders previously paid by the Borrower in connection with the preparation, execution and delivery of the Credit Agreement and other Credit Documents, or any of the prior amendments, waivers and consents thereto), (ii) all fees set forth in Section 7 hereof that are due and payable as of the effective date of this Amendment and (iii) all accrued and unpaid fees under the Fee Letter and Section 3.01 of the Credit Agreement.

(f)   Opinions of Counsel.  The Administrative Agent shall have received from Kramer Levin Naftalis & Frankel LLP, special New York counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the date hereof which shall be in form and substance reasonably acceptable to the Administrative Agent and cover such matters incidental to the transactions contemplated herein as the Administrative Agent may reasonably request.

14.   Total Commitment Reduction.  Notwithstanding anything to the contrary contained in Sections 3.02, 3.03 or 3.04 of the Credit Agreement, upon the receipt by the Administrative Agent of the Prepayment, the Total Commitment is hereby reduced by the amount of the Prepayment.

15.   Release.  In consideration of the foregoing, each Credit Party, on behalf of itself and for each of its direct and indirect affiliates, parent companies, subsidiaries, subdivisions, successors, predecessors and assigns, and their present and former officers, managers, members, heirs, legal representatives, employees, agents, and attorneys, and their trustees, successors and assigns (collectively, the “Releasors”), hereby releases, remises, acquits and forever discharges (the “Release”) the Agents, each Lender evidencing its agreement herewith by delivering an executed counterpart of this Amendment on or prior to the date hereof and such Agents’ and Lenders’ employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary companies, parent companies and related company divisions (all of the foregoing hereinafter called the “Released Parties”) from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Amendment, the Credit Agreement or the other Credit Documents (all of the foregoing hereinafter called the “Released Matters”).  Each Credit Party represents and warrants to the Lenders that it has not purported to transfer, assign, pledge or otherwise convey any of such Credit Party’s right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters.  In any litigation arising from or related to an alleged breach of the Release, the Release may be pleaded as a defense, counterclaim or cross claim and shall be admissible into evidence without foundation testimony whatsoever.  The Releasors expressly covenant and agree that the Release shall be binding in all respects upon their respective successors, assigns and transferees including, without limitation, any trustee in bankruptcy, and shall inure to the benefit of the successors and assigns of the Released Parties.

16.   Acknowledgement.  Each Credit Party acknowledges that (a) the Borrower is indebted to the Lenders under the Credit Agreement, the Note and the other Credit Documents as of the date of this Amendment, in the aggregate  outstanding principal amount of $1,113,805,000 (prior to giving effect to the application of the Prepayment); (b) the Obligations are absolute and unconditional and are the legal, valid and binding obligations of the Credit Parties without offset, defense or counterclaim, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law); (c) as of the date of this Amendment, the Security Documents have created in favor of the Lender a valid security interest in the Collateral, subject to no Liens other than Permitted Encumbrances; and (d) interest, fees, costs, and expenses continue to accrue with respect to the Obligations including, without limitation, fees and expenses of counsel for the Agents and the Lenders in connection with the administration and enforcement of the Credit Agreement and the other Credit Documents.

17.   Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

18.   Further Assurances.

(a)    The Borrower hereby consents and agrees that if this Amendment or any of the Security Documents shall at any time be deemed by the Lenders for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the Lenders may be reasonably required in order more effectively to accomplish the purposes of this Amendment or any of the Security Documents.

(b)    Without limitation of the terms of Section 18(a) of this Amendment, by no later than ten (10) Business Days (or such later date as the Administrative Agent may agree to in writing) after the Amendment Effective Date:

              (i) The Borrower shall have, and shall have caused each of its applicable Subsidiaries (other than Baltic Trading Limited and its Subsidiaries) to, execute and deliver a mortgage in substantially the same form as Exhibit B hereto with such changes as may be acceptable to the Administrative Agent, for each of the Vessels listed on Schedule I hereto (which shall not include Vessels owned by Baltic Trading Limited or any of its Subsidiaries); all actions necessary or advisable in the reasonable opinion of the Administrative Agent to perfect the security interest granted to the Collateral Agent under such mortgages shall have been taken;

               (ii) Each Credit Party which owns or operates a Vessel shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry, an amendment to its respective Vessel Mortgage to secure the Obligations under the Credit Agreement, as amended by this Amendment;

               (iii) The Administrative Agent shall have received each of the following with respect to each Vessel owned or operated by the Borrower or any of its Subsidiaries (other than Baltic Trading Limited or its Subsidiaries):

                     (1)           certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Vessel by the relevant Subsidiary; and

                     (2)           the results of maritime registry searches with respect to such Vessel, indicating no record liens other than Liens, in the case of Mortgaged Vessels, in favor of the Collateral Agent and/or the Lenders, and in the case of all other Vessels, in favor of the Other Lenders, Permitted Liens and Liens being discharged contemporaneously with the effectiveness of this Amendment (if any).

(iv) The Administrative Agent shall have received from (1) if the relevant Vessel is registered under the Marshall Islands flag, Reeder & Simpson P.C., special Marshall Islands counsel to the Borrower, (2) Constantine P. Georgiopoulos, special New York maritime counsel to the Borrower and its Subsidiaries or (3) if the relevant Vessel is registered in a jurisdiction other than the Marshall Islands, special counsel to the Administrative Agent of such jurisdiction, which shall be reasonably acceptable to the Administrative Agent, an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of delivery, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to each amendment of the Vessel Mortgages and such other matters incident thereto as the Administrative Agent may reasonably request.

19.   Counterparts.  This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original but all such counterparts shall constitute but one and the same agreement.

20.   Headings; Amendment.  In this Amendment, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Amendment. This Amendment cannot be amended other than by written agreement signed by the parties hereto.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment by its duly authorized representative on the day and year first above written.

BORROWER:

GENCO SHIPPING & TRADING LIMITED, as Borrower

By /s/ John Wobensmith
Name: John Wobensmith
Title: Chief Financial Officer, Principal Accounting Officer and Secretary
Address:
299 Park Avenue, 20th floor
New York, NY 10171
Telephone:(646) 443-8550
Facsimile: (646) 443-8551

LENDERS:

DNB BANK ASA (f/k/a DnB NOR Bank ASA, NEW YORK BRANCH), as Administrative Agent,
Collateral Agent, Mandated Lead Arranger, Bookrunner and a Lender

By /s/ Sanjiv Nayar
Name: Sanjiv Nayar
Title: Senior Vice President

By /s/ Kjell Tore Egge
Name: Kjell Tore Egge
Title: Senior Vice President

BANK OF SCOTLAND PLC, as Mandated Lead Arranger and Lender

By /s/ Douglas Newton
Name: Douglas Newton
Title: Director

By /s/ Michael Brown
Name: Michael Brown
Title: Associate Director

PORTIGON AG , NEW YORK BRANCH (f/k/a WestLB AG, New York Branch), as Lender

By /s/ Tod Angus
Name: Tod Angus
Title: Executive Director

By /s/ Robert Rabbino
Name: Robert Rabbino
Title: Executive Director

SANTANDER ASSET FINANCE PLC, as Lender

By /s/ Andy Briggs
Name: Andy Briggs
Title: Managing Director

CREDIT INDUSTRIEL ET COMMERCIAL, NEW YORK BRANCH, as Lender

By /s/ Andrew McKuin
Name: Andrew McKuin
Title:Vice President

By /s/ Adrienne Mollay
Name: Adrienne Molloy
Title:Vice President

BELFIUS BANK NV/SA (f/k/a Dexia Bank Belgium SA/NV) as Lender

By /s/ Katrisn Metten
Name: Katrisn Metten
Title: Company Lawyer

By /s/ David Vantorre
Name: David Vantorre
Title: Company Lawyer

LLOYDS TSB BANK, as Lender

By /s/ Douglas Newton
Name: Douglas Newton
Title: Director

By /s/ Michael Brown
Name: Michael Brown
Title: Associate Director

SWEDBANK AB(PUBL), as Lender

By /s/ Peter Wänggren
Name: Peter Wänggren
Title: Senior Vice President

By /s/ Elizabeth Nordin
Name: Elizabeth Nordin
Title: SVP, Head of Sector Service

CONSENT, AGREEMENT AND AFFIRMATION

Each of the undersigned Guarantors hereby consents and agrees to the terms and conditions of' the foregoing Amendment dated as of July 31, 2012 and to the documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by it pursuant to or in connection with said Amendment and agrees particularly to be bound thereby to the same extent as if the undersigned were a party to said Amendment.  Each of undersigned hereby reaffirms its obligations, representations, warranties and covenants under its respective Guaranty of the guaranty of the obligations of the Borrower to the Lenders under or in connection with the Credit Agreement, as amended.  Each of the undersigned hereby agrees that it shall execute each additional Credit Document, including executing and recording an amendment to its respective Vessel Mortgage, as may be required by the Lenders in connection with the Amendment.

[SIGNATURE PAGES TO FOLLOW]

GENCO ACHERON LIMITED
GENCO BEAUTY LIMITED
GENCO KNIGHT LIMITED
GENCO LEADER LIMITED
GENCO MUSE LIMITED
GENCO VIGOUR LIMITED
GENCO CARRIER LIMITED
GENCO PROSPERITY LIMITED
GENCO SUCCESS LIMITED
GENCO WISDOM LIMITED
GENCO MARINE LIMITED
GENCO EXPLORER LIMITED
GENCO PIONEER LIMITED
GENCO PROGRESS LIMITED
GENCO RELIANCE LIMITED
GENCO SURPRISE LIMITED
GENCO SUGAR LIMITED
GENCO AUGUSTUS LIMITED
GENCO TIBERIUS LIMITED
GENCO LONDON LIMITED
GENCO TITUS LIMITED
GENCO CONSTANTINE LIMITED
GENCO HADRIAN LIMITED
GENCO COMMODUS LIMITED
GENCO MAXIMUS LIMITED
GENCO CLAUDIUS LIMITED
GENCO CHALLENGER LIMITED
GENCO CHAMPION LIMITED
GENCO CHARGER LIMITED
GENCO HUNTER LIMITED
GENCO PREDATOR LIMITED
GENCO WARRIOR LIMITED

By /s/ John C. Wobensmith
Name:  John C. Wobensmith
Title:  Chief Financial Officer, Secretary, Treasurer

GENCO RAPTOR LLC
GENCO CAVALIER LLC
GENCO THUNDER LLC

By  /s/ John C. Wobensmith
Name:  John C. Wobensmith
Title:  Manager

Schedule I

Vessel Name
Genco Aquitaine
Genco Ardennes
Genco Auvergne
Genco Bourgogne
Genco Brittany
Genco Languedoc
Genco Loire
Genco Lorraine
Genco Normandy
Genco Picardy
Genco Provence
Genco Pyrenees
Genco Rhone
Genco Bay
Genco Ocean
Genco Avra
Genco Mare
Genco Spirit